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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF FORMATION

                                       OF

                            K-SEA GENERAL PARTNER LLC


  1.   The name of the limited liability company is K-Sea General Partner LLC.

  2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

       IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of K-Sea General Partner LLC this 8th day of July, 2003.

                                           /s/ Timothy J. Casey
                                           ----------------------------
                                           Timothy J. Casey
                                           Authorized Person